Exhibit 99.1

For Immediate Release	Contacts:	Roger Gillott
Maya Pogoda
Sitrick And Company
310-788-2850

CornerStone Considers Sale

as It Explores Alternatives for Future

WATSONVILLE, Calif. – May 7, 2003 – CornerStone Propane Partners, L.P. (OTC: CNPP.PK), one of the nation’s largest retail propane marketers, announced today that it has broadened the mandate of its financial advisor, Greenhill & Co., LLC, to assist CornerStone in evaluating a wide range of options regarding its future, including a possible sale of the company.

“After a strong performance with improved operations, we have begun a process of looking at all alternatives to maximize value, including a possible sale of the company,” said CornerStone’s Chief Executive Officer Curt Solsvig.  “We expect this process may last several months.”

He added, “Improved results during the winter and the sale of the final portion of our wholesale operations in November significantly strengthened CornerStone’s liquidity.  Improvements achieved over the past several months have better positioned CornerStone for the future although the company still faces significant long-term liquidity issues.”

Since last summer, CornerStone has implemented several strategic initiatives that have reduced costs, capital expenditures and working capital needs under the guidance of a management team from the turnaround firm of Everett & Solsvig, Inc.

About CornerStone:

CornerStone, a master limited partnership, is one of the nation’s largest retail propane marketers.  It has approximately 1,700 employees, serves approximately 422,000 customers in more than 30 states in the East, South, Central and West Coast regions.  For more information, please visit our Web site at www.cornerstonepropane.com.

Forward-Looking Statements: Certain information in this press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Any statements that express or involve discussions as to expectations, beliefs and plans involve known and unknown risks, uncertainties and other factors that may cause actual results to materially differ from those considered by such forward-looking statements.  Factors that could cause actual results to differ materially include Cornerstone’s debt service requirements and its discussions and negotiations with holders of its debt instruments regarding the deferral of principal and interest payments and the restructuring of such instruments, the availability of restructuring and strategic options, the availability of additional short term financing and its ability to secure debtor in possession financing, CornerStone’s future operating performance, capital expenditure needs, access to financing and its ability to fund its capital requirements in the near term and the long term, and prevailing economic, financial, business and weather conditions, in addition to other factors, risks and uncertainties that are described in CornerStone’s filings with the Securities and Exchange Commission, including CornerStone’s Annual Report on Form 10-K for the year ended June 30, 2001.  As a result, no assurances can be given as to future results, levels of activity or achievements.  Any forward-looking statements speak only as of the date the statement was made.  CornerStone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, unless otherwise required by law.

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